Exhibit 5.1

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February 25, 2014

1347 Property Insurance Holdings, Inc.

9100 Bluebonnet Centre Blvd., Suite 502

Baton Rouge, LA 70809

Re: 1347 Property Insurance Holdings, Inc.
     Registration Statement on Form S-1
      File No. 333-193314

Ladies and Gentlemen:

We have acted as counsel to 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, as amended (File No. 333-193314) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to an underwritten public offering by the Company of up to 2,613,636 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), including up to 340,909 shares of Common Stock which may be issued and sold pursuant to an option granted by the Company to cover over-allotments.

We have examined the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of officers and other representatives of the Company, instruments and certificates of public officials, corporate records and such other documents as we have deemed necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

U.S. practice conducted through McDermott Will & Emery LLP.

February 25, 2014

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when (i) the board of directors of the Company or a duly authorized committee thereof shall have duly adopted resolutions determining the pricing and number of Shares to be sold pursuant to the Registration Statement; and (ii) the Shares shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the Underwriting Agreement by and between Aegis Capital Corp. and the Company as executed and delivered.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise the Company of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP